State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 23nd day of Jun 2011 In this office of this Division and hereby issued This Certificate thereof.

Examiner GS Date 6/28/11

Kathy Berg
Division Director

State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

File Number: 703058-0142

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: PSP Industries, Inc.

AMENDMENT

2. The date the following amendment(s) was adopted: May 6, 2011

3. If changing the corporation name, the new name of the corporation is: GreenTek Corp.

4. The text of each amendment adopted (include attachment if additional space needed):

Article I is amended in its entirety to provide that the name of the corporation shall be GreenTek Corp.

Article IV is hereby amended in its entirety to read as follows:
The maximum number of shares that this corporation shall be authorized to issue and have outstanding at any one time shall be Two Hundred Million (200,000,000) shares of common stock, $0.001 par value, and Ten Million (10,000,000) shares of preferred stock, $0.001 par value. This corporation's Board of Directors, by resolution or resolutions, at any time and from time to time, has the authority to divide and establish any or all of the unissued shares of preferred stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation, rights and preferences of each such shares, without any action by shareholders.

06-23-11P03:56 RCVD

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

____ Adopted by Incorporators or Board of Directors – Shareholder action not required.

X Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) ____ (*not to exceed 90 days*)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature]
Min-Chul Shin
Title: CEO & President

Date: June 22, 2011

Date: 06/23/2011
Receipt Number: 3600970
Amount Paid: $37.00